Exhibit 99.(l)

[Morris, Nichols, Arsht & Tunnell LLP Letterhead]

April 14, 2016

NorthStar Real Estate Capital Income Fund

c/o Northstar Asset Management Group Inc.

399 Park Avenue, 18th Floor

New York, NY 10022

Re:	NorthStar Real Estate Capital Income Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel to NorthStar Real Estate Capital Income Fund, a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the issuance of Shares of the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Third Amended and Restated Agreement and Declaration of Trust of the Trust dated as of March 3, 2016 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: Pre-Effective Amendment No. 3 to Registration Statement No. 333-207678 under the Securities Act of 1933 on Form N-2 of the Trust to be filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on October 2, 2015 (under the name NorthStar Real Estate Credit Fund), as amended by the Certificate of Amendment thereto as filed in the State Office on December 14, 2015 (reflecting a change in its name to NorthStar Real Estate Capital Income Fund), as corrected by the Certificate of Correction thereto as filed in the State Office on March 1, 2016 (the “Certificate of Correction”); the Declaration of Trust of the Trust dated as of October 2, 2015 (the “Initial Governing Instrument”); the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of December 22, 2015 (the “A/R Governing Instrument”); the Second Amended and Restated Agreement and Declaration of Trust of the Trust dated as of February 3, 2016 (the “2nd A/R Governing Instrument”); the Governing Instrument; the By-Laws of the Trust dated as of March 3, 2016; the Resolutions of the Board of Trustees of the Trust approved on March 3, 2016 (the “Resolutions” and together with the Governing Instrument, the By-Laws of the Trust and the Registration Statement, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of

NorthStar Real Estate Capital Income Fund

April 14, 2016

documents. We have further assumed for purposes of this opinion: (i) except to the extent addressed by our opinion in paragraph 1 below, the due formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including the due adoption by the Board of Trustees of the Resolutions) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) that no event has occurred that would cause a termination or dissolution of the Trust under Section 10 of the Initial Governing Instrument, Section 11.2 of Article XI of the A/R Governing Instrument, Section 11.2 of Article XI of the 2nd A/R Governing Instrument or Section 11.2 of Article XI of the Governing Instrument; (iv) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Initial Governing Instrument, the A/R Governing Instrument, the 2nd A/R Governing Instrument and the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”); (vi) that appropriate notation of the names and addresses of, the number of the Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (vii) that the required consideration for the Shares is paid in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and that the Shares are otherwise issued in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and the Delaware Act; (viii) that, for purposes of signing the Certificate of Correction, Sandra M. Forman was an agent of the Trustees; and (ix) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to, or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.          The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.

2.          The Shares covered by the Registration Statement, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Governing

NorthStar Real Estate Capital Income Fund

April 14, 2016

Documents, will constitute legally issued, fully paid and non-assessable shares of beneficial interest in the Trust.

With respect to our opinion set forth in paragraph 2 above, we note that under Section 3.8 of Article III of the Governing Instrument, the Board of Trustees has the power to cause each Shareholder to pay directly for certain charges of the Trust’s custodian or transfer, Shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ David A. Harris

David A. Harris